Exhibit 4.26

WAIVER AND FIFTH AMENDMENT TO
CREDIT AGREEMENT

THIS WAIVER AND FIFTH AMENDMENT TO CREDIT AGREEMENT is made and dated as of March 16, 2016 (the “Amendment”) among ARCOS DORADOS B.V., a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands with seat in Amsterdam (the “Borrower”), certain subsidiaries of the Borrower as guarantors (the “Guarantors”), and BANK OF AMERICA, N.A., as lender (the “Lender”) and amends that certain Credit Agreement dated as of August 3, 2011 (as the same has been amended prior to the date hereof and may be further amended or modified from time to time, the “Credit Agreement”).

R E C I T A L S

WHEREAS, the Lender has agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement in certain respects as set forth below and to grant the Borrower a waiver in respect of the incurrence of a lien as further described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.             Terms. All terms used herein shall have the same meanings as in the Credit Agreement unless otherwise defined herein.

2.             Amendment. Upon the occurrence of the Amendment Effective Date (defined below)

2.1           Section 1.1 of the Credit Agreement is hereby amended by amending the definitions therein of “Aggregate Commitment Amount,” “Guarantors” and “LIBO Rate” in their entireties as follows:

“Aggregate Commitment Amount” means $25,000,000.

“Guarantor” means Arcos Dourados Comércio de Alimentos Ltda., ADCR Inmobiliaria S.A., Arcos Dorados Costa Rica ADCR, S.A., Arcos Dorados Panamá, S.A., Sistemas MCopco Panamá, S.A., Arcos Dorados Holding Inc. and each Additional Guarantor.

“LIBO Rate” means, for any Interest Period (a) the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Lender as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) for deposits with a term equivalent to such Interest Period in Dollars (for delivery on the first day of such Interest Period), determined as of approximately 11:00 a.m. (London, England time) on the date two Business Days prior to the first day of such Interest Period; and if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; provided that to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender.

3.            Waiver. The Borrower has notified the Lender that certain Loan Parties and/or Material Subsidiaries intend to create, incur, assume or suffer to exist certain Liens in consideration for the incurrence of certain Indebtedness by Arcos Dourados Comércio de Alimentos Ltda. (in the form of a 4131 facility) (the “Transaction”) that does not comply with Section 6.1 (Liens). In reliance of the veracity and accuracy of the information provided by the Borrower, the Lender hereby waives any Default or Event of Default that may occur pursuant to the Credit Agreement solely in connection with the Transaction.

4.            Representations and Warranties. As of the date hereof, the Borrower, and as of the Amendment Effective Date, the Borrower and each Guarantor, hereby represents and warrants to the Lender that after giving effect to this Amendment:

4.1          Authorization; Enforceable Obligations; No Contravention. The execution, delivery and performance of this Amendment by the Loan Parties have been duly authorized by all necessary action, and this Amendment is a legal, valid and binding obligation of the Loan Parties party hereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws. The execution, delivery and performance of this Amendment (i) are not in contravention of law or of the terms of any Loan Party’s organizational documents, and (ii) will not result in the breach of or constitute a default under, or result in the creation of a Lien or require a payment to be made under any indenture, agreement or undertaking to which the Borrower or any Guarantor is a party or by which it or its property may be bound or affected, except in the case referred to in this clause (ii), to the extent that such breach, default, Lien or payment would not reasonably be expected to have a Material Adverse Effect.

4.2          Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, including the Central Bank of Brazil, or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Guarantor of this Amendment, which has not been duly obtained, except for the filing of the Minutes of the Quotaholders’ Meeting (Ata de Reunião de Quotistas) authorizing the Amendment with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo).

4.3          Incorporation of Certain Representations. After giving effect to the terms of this Amendment, the representations and warranties of the Borrower and the Guarantors set forth in Article III of the Credit Agreement (except as to such representations and warranties made as of an earlier specified date which are true and correct as of the date made) are true and correct as of the date hereof, (A) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, in all respects (as so qualified), or (B) if any such representation and warranty is not so qualified, in all material respects; provided, that for purposes of this Section 3.3, the representations and warranties of the Borrower contemplated in Section 3.1 of the Credit Agreement shall be deemed to refer to the last day of the period covered by the most recent financial statements furnished to the Lender under the Credit Agreement; provided further that the representation and warranty set forth in Section 3.16 of the Credit Agreement is made hereby with respect to the period of four (4) fiscal quarters ended on June 30, 2015.

4.4          Default. Both before and after giving effect to this Amendment, no Default or Event of Default under the Credit Agreement has occurred and is continuing.

5.           Conditions, Effectiveness. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a)           The Lender shall have received this Amendment duly executed and delivered on behalf of the Borrower and each Guarantor.

(b)           The Borrower shall have paid on or before the Amendment Effective Date all fees and other amounts due and payable by the Borrower to the Lender (including fees and expenses of counsel to lender) in accordance with the Credit Agreement (as amended hereby) to the extent invoiced to the Borrower prior to the Amendment Effective Date.

(c)           All consents, licenses and approvals required in connection with the execution, delivery and performance by the Loan Parties of this Amendment shall have been received by the Loan Parties.

6.            Miscellaneous.

6.1          Effectiveness of the Credit Agreement and other Loan Documents. Except as hereby expressly amended, the Credit Agreement, the Note, the Fee Letter and each Subsidiary Joinder Agreement (if any), shall each remain in full force and effect, are hereby ratified and confirmed in all respects on and as of the date hereof, and each Loan Party hereby reaffirms its obligations thereunder.

6.2          Post Amendment Effective Date Covenants.

(a)           Within twenty-one calendar days after the Amendment Effective Date, Arcos Dourados Comércio de Alimentos Ltda. shall file the Minutes of the Quotaholders’ Meeting (Ata de Reunião de Quotistas) authorizing the Amendment with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo).

(b)           The Loan Parties shall furnish the Lender with true and correct copies of such resolutions and powers of attorney authorizing the Amendment as the Lender may reasonably request within twenty-one calendar days of the Amendment Effective Date.

(c)           Failure by any Loan Party to perform the covenants set forth in this Section 5.2 shall result in automatic termination of this Amendment and shall render this Amendment null and void and without any effect.

6.3          Waivers. This Amendment is limited solely to the matters expressly set forth herein and is specific in time and in intent and does not constitute, nor should it be construed as, a waiver or amendment of any other term or condition, right, power or privilege under the Credit Agreement or under any agreement, contract, indenture, document or instrument mentioned therein; nor does it preclude or prejudice any rights of the Lender thereunder, or any exercise thereof or the exercise of any other right, power or privilege, nor shall it require the Lender to agree to an amendment, waiver or consent for a similar transaction or on a future occasion, nor shall any future waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned in the Credit Agreement, constitute a waiver of any other right, power, privilege or default of the same or of any other term or provision.

6.4          Loan Document. This Amendment is a Loan Document.

6.5          Counterparts. This Amendment may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.6          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6.7          Jurisdiction; Process Agent. Sections 9.10 and 9.12 of the Credit Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

ARCOS DORADOS B.V., as Borrower

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Attorney-in-Fact

ARCOS DOURADOS COMERCIO DE ALIMENTOS, LTDA., as a Guarantor

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Attorney-in-Fact

ADCR INMOBILIARIA S.A., as a Guarantor

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Attorney-in-Fact

ARCOS DORADOS COSTA RICA ADCR, S.A., as a Guarantor

By:	/s/Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Attorney-in-Fact

ARCOS DORADOS PANAMÁ, S.A., as a Guarantor

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Attorney-in-Fact

SISTEMAS MCOPCO PANAMÁ, S.A., as a Guarantor

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Attorney-in-Fact

ARCOS DORADOS HOLDING INC., as a Guarantor

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Attorney-in-Fact

LENDER: BANK OF AMERICA, N.A., as Lender
By:	/s/ Gonzalo Isaacs
Name: Gonzalo Isaacs
Title: Managing Director